Exhibit 99.1

FOR IMMEDIATE RELEASE

EL POLLO LOCO, INC. AND EPL INTERMEDIATE, INC. ANNOUNCE EXTENSION OF TENDER OFFER

COSTA MESA, Calif. (July 11, 2011) -- El Pollo Loco, Inc. (“EPL”) and its parent company, EPL Intermediate, Inc. (“EPLI” and, together with EPL, the “Offerors,” “we” and “our”), announced today an extension of EPL’s previously announced cash tender offer (the “EPL Offer”) for any and all of its outstanding 11.75% Senior Secured Notes due 2012 (the “2012 Notes”) and any and all of its outstanding 11.75% Senior Notes due 2013 (the “2013 Notes”) and EPLI’s previously announced cash tender offer (the “EPLI Offer” and, together with the EPL Offer, the “Offer”) for any and all of its outstanding 14.5% Senior Discount Notes due 2014 (the “2014 Notes” and, together with the 2012 Notes and the 2013 Notes, the “Notes”) from midnight, New York City time, on July 11, 2011 to noon, New York City time, on July 13, 2011.

The Offer will expire at noon, New York City time, on July 13, 2011, unless further extended or terminated by the Offerors (the “New Expiration Date”). Holders who validly tender and do not validly withdraw their Notes between 5:00p.m., New York City time, on June 17, 2011 and the New Expiration Date, shall receive the tender offer consideration equal to $1,032.50 per $1,000 principal amount of 2012 Notes, $1,003.13 per $1,000 principal amount of 2013 Notes or $1,018.75 per $1,000 principal amount of 2014 Notes, as applicable, plus any accrued and unpaid interest on the relevant Notes from the most recent interest payment date for such Notes up to, but not including, the payment date for such Notes if accepted for purchase.

Except for the extension described above, all other terms and conditions of the Offer remain unchanged.  Holders who have previously validly tendered Notes do not need to re-tender their Notes or take any action in response to the extension of the Offer. As of 5:00 p.m., New York City time, on July 11, 2011, holders of approximately $132,130,000 aggregate principal amount of 2012 Notes, $105,997,000 aggregate principal amount of 2013 Notes and $19,198,000 aggregate principal amount of 2014 Notes had tendered their 2012 Notes, 2013 Notes and 2014 Notes, respectively, pursuant to the Offer.

The Offer is subject to customary conditions, including, among others, a financing condition that the Offerors receive net proceeds from a new debt financing transaction in an amount sufficient to fund the principal amount of tendered Notes and certain expenses related to the Offer.  The settlement date for the Offer is expected to occur upon satisfaction or waiver by the Offerors of the conditions to the Offer.

The Offerors have engaged Jefferies & Company, Inc. as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact Jefferies & Company, Inc. at (888) 708-5831 (toll free) or (203) 363-8273 (collect). Requests for copies of the tender offer materials may be directed to i-Deal LLC, the Information Agent, at (888) 593-9546 (toll free).

This press release is for information purposes only and does not constitute an offer to purchase the Notes, a solicitation of an offer to purchase the Notes or a solicitation of consents to amend the related indentures. The Offer is made solely pursuant to the Offer to Purchase and Consent Solicitation Statement, dated June 6, 2011 and related Consent and Letter of Transmittal, dated June 6, 2011, each as amended by this press release. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

None of the Offerors, the Dealer Manager and Solicitation Agent, the Information Agent or any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

El Pollo Loco, Inc., a privately held company headquartered in Costa Mesa, California, currently operates more than 400 restaurants in nine states: California, Arizona, Connecticut, Georgia, Illinois, Nevada, Oregon, Texas and Utah.

Contacts:	Gary Campanaro Chief Financial Officer El Pollo Loco, Inc. 714.599.5000 gcampanaro@elpolloloco.com	Julie Weeks Vice President of Communications El Pollo Loco, Inc. 714.599.5150 jweeks@elpolloloco.com

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and the Offerors caution you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the New Expiration Date and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Offerors do not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.